Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 29, 2014, with respect to the statement of revenues and certain expenses of Bridgewater Falls and Woodbury Lakes for the year ended December 31, 2013, included in the Current Report on Form 8-K of Ramco-Gershenson Properties Trust dated July 29, 2014.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ramco-Gershenson Properties Trust and subsidiaries on Forms S-3 (File No. 190546, effective August 9, 2013) and on Forms S-8 (File No. 333-66409, effective October 30, 1998, File No. 333-121008, effective December 6, 2004, File No. 333-160168, effective July 14, 2009, and File No. 333-182514, effective July 9, 2012).

/s/ GRANT THORNTON LLP
Southfield, Michigan
July 29, 2014